                                                                     EXHIBIT 2.1

             AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION

         This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 27, 2002 (the "Amendment"), by and among R&G FINANCIAL CORPORATION, a Puerto Rico corporation ("R&G"), R&G ACQUISITION HOLDINGS CORPORATION, a Florida corporation and wholly-owned subsidiary of R&G ("Holdings"), THE CROWN GROUP, INC. a Florida corporation (the "Group"), and CROWN BANK, A Federal Savings Bank (the "Bank" and together with R&G, Holdings and Group, the "Parties").

         WHEREAS, the Parties entered into an Agreement and Plan of Reorganization, dated as of December 19, 2001 and as amended by the Amendment to the Agreement and Plan of Reorganization dated as of January 31, 2002 (collectively, the "Agreement");

         WHEREAS, the Parties hereto wish to modify and amend the Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

         SECTION 1. Amendment of Article I of the Agreement.

         (a) The definition of "Merger Consideration" in Article I of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "Merger Consideration" shall mean an aggregate of One Hundred Million Dollars ($100,000,000) in cash, into which shares of Group Common Stock shall be converted in the Merger pursuant to Section 2.6(c) hereof, which shall be reduced to provide for the right of holders of any Group Options to receive the amount described in Section 2.6(d) hereof.

         (b)      The definition of "R&G Debenture" is removed.

         SECTION 2. Amendment to Section 2.6(c) of the Agreement.

         The reference in Section 2.6(c) of the Agreement was in error and is hereby corrected to reference Section 2.7 of the Agreement.

         SECTION 3. Amendment to Section 2.7 of the Agreement.

         Section 2.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

         2.7      Shareholder Rights; Stock Transfers

                  (a)(1) To the extent that, as of the Effective Time, holders of Group Common Stock and holders of Group Options shall have (i) executed the Power of Attorney, the form of which is set forth as Exhibit K hereto; and (ii) delivered to the Attorney-in-Fact all outstanding shares of Group Common Stock held by such holders duly endorsed in blank and, to the extent applicable, certificates for Group Options; then R&G and Holdings shall cause the portion of the Merger Consideration to which such holder shall be entitled to be delivered at the Closing to the order of the Attorney-in-Fact. Group has Previously Disclosed each person's pro rata holdings of Group Common Stock.

                  (2) To the extent that as of the Effective Time, any holder has not satisfied the requirements of Section 2.7(a)(1), R&G and Holdings shall distribute the Merger Consideration to which those holders not satisfying such requirements are entitled in accordance with the requirements of Section 2.7(b) hereof.

                  (b) Subject to Sections 2.7(a) and 2.8 hereof, R&G and Holdings shall use their best efforts to cause to be mailed, within three (3) business days of the Effective Time, to each such holder who has not satisfied the requirements of Section 2.7(a)(1) and who was, at the Effective Time, a holder of record of issued and outstanding Group Common Stock, a letter of transmittal and instructions for use in affecting the surrender of the Group Common Stock certificate(s) ("Certificates") which, immediately prior to the Effective Time, represented such shares. Upon surrender to R&G of such certificates (or such documentation as is acceptable to and required by R&G with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, R&G shall promptly cause to be issued to such persons entitled thereto a check in the amount to which such persons are entitled (which shall be determined based upon each person's pro rata holdings of Group Common Stock which has been Previously Disclosed by Group and the Bank), after giving effect to any required tax withholdings. If payment of the Merger Consideration is to be made to a person other than the registered holder of the Group Certificate(s) surrendered, it shall be a condition of such payment that the Group Certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Group Certificate(s) surrendered or established to the satisfaction of R&G or Holdings that such tax has been paid or is not applicable.

         SECTION 4. Amendment to Section 4.1 of the Agreement.

         The last sentence of Section 4.1 is hereby deleted in its entirety.

         SECTION 5. Amendment to Section 5.3(a) of the Agreement.

         The last sentence of Section 5.3(a) is hereby deleted in its entirety.

         SECTION 6. Amendment of Section 5.13 of the Agreement.

         (a) Section 5.13(a) of the Agreement is amended through the amendment and restatement of Schedule 5.13(a) thereunder, a copy of which is attached as Exhibit A hereto.

         (b) Section 5.13(b) of the Agreement is amended and restated in its entirety to read as follows:

                  (b) Prior to the Effective Time, Group shall cause to be sold for cash the assets identified in Schedule 5.13(b) hereto. To the extent that, as of the Effective Time, the condition set forth in Section 6.3 (k) is satisfied, R&G or Group shall distribute to the LLC on behalf of the holders of Group common stock any cash held by Group in excess of Five Million and Two Hundred Thousand Dollars ($5,200,000). The LLC agrees to indemnify R&G and Group for any Tax imposed in connection with the sales contemplated by this Section 5.13(b), which may be satisfied by any amounts due to the LLC pursuant to Section 5.13(c) hereof.

         (c) In addition, Schedule 5.13(b) thereunder is amended and restated, a copy of which is attached as Exhibit B hereto.

         SECTION 7. Amendment of Section 6 of the Agreement.

         (a) Section 6.3(h) of the Agreement is amended and restated in its entirety to read as follows:

                  (h) Group shall have taken a write-down of One Million and Eight Hundred Thousand Dollars ($1,800,000) in connection with its transfer of the F MACT security identified in
                  Schedule 5.13(a) hereto and shall have taken all appropriate steps to cause the Bank to take, and the Bank shall have taken and as of the Effective Time there shall be, aggregate reserves (in addition to that which existed as of November 30, 2001), equal to Eleven Million and Six Hundred Thousand Dollars ($11,600,000) with respect to the Bank's mortgage servicing portfolio, loan loss reserves, sale of real estate owned properties identified in Schedule 6.3(h) hereto and residual interest in its collateralized mortgage obligation, Nine Million and Six Hundred Thousand Dollars ($9,600,000) of which shall be allocated as specified by R&G and Holdings to the Bank prior to the Effective Time and Two Million Dollars ($2,000,000) of which shall be allocated by Group.

         (b) The language of Section 6.3(j) of the Agreement is amended and restated in its entirety to read as follows:

            (j) Group (on an unconsolidated basis) shall have cash of not less than Five Million and Two Hundred Thousand Dollars ($5,200,000) (which takes into consideration the prior transfer by Group to the Bank of Six Million and Eight Hundred Thousand Dollars ($6,800,000);

         (c) The language of Section 6.3(k) of the Agreement is amended and restated in its entirety to read as follows:

            (k)   Following the sale of assets required by Section
                  5.13(b) and after taking into consideration the actions required to be taken pursuant to Section 6.3(h) and (j) hereof, but without giving effect to any increase in stockholders' equity arising out of tax benefits associated with the write-down in value of the FFI investment referenced in Section 5.13(c) hereof and without giving effect to any adjustments required by Financial Accounting Standards Board Statement No. 115, Group shall have total stockholders' equity of Fifty Four Million Dollars ($54,000,000), determined in accordance with generally accepted accounting principles. To the extent that, as of the Effective Time, Group has total stockholders' equity that is less than Fifty Four Million Dollars ($54,000,000), R&G shall have the right but not the obligation to terminate the Agreement.

         (d) Section 6.3(l) of the Agreement is hereby deleted in its entirety and the subsection is reserved.

         (e) There is hereby established a new Section 6.3(r) of the Agreement to read in its entirety as follows:

            (r)   R&G shall have received a letter dated the Effective
                  Time from its investment banker, UBS Warburg LLC, that the investment securities retained in Crown Bank's investment portfolio are, as of such date, all of investment grade quality.

         SECTION 8. Amendment to Exhibits to the Agreement.

         (a) Exhibits B and H to the Agreement are hereby deleted in their entirety and each of the Exhibit references are reserved.

         (b) Exhibit J to the Agreement is hereby amended and restated in its entirety to read in the form attached hereto as Exhibit C.

         SECTION 9. Miscellaneous.

         (a)      The Agreement is incorporated herein by reference.

         (b) Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the Parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement were restated herein in its entirety.

         (c) The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, personal representatives, successors and assigns.

         (d) This Amendment may be executed and delivered in several counterparts with the intention that all such counterparts, when taken together, constitute one and the same instrument.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

R&G FINANCIAL CORPORATION                                  R&G ACQUISITION HOLDINGS
                                                                CORPORATION



By: /s/ Victor J. Galan                                    By: /s/ Victor J. Galan
   --------------------------------------------------         --------------------------------------------------
   Name: Victor J. Galan                                      Name: Victor J. Galan
   Title: Chairman and Chief Executive Officer                Title: Chairman and Chief Executive Officer

THE CROWN GROUP, INC.                                      CROWN BANK, A FEDERAL SAVINGS BANK



By: /s/ John A. Koegel                                     By: /s/ John A. Koegel
   --------------------------------------------------         --------------------------------------------------
   Name: John A. Koegel                                       Name: John A. Koegel
   Title: President and Chief Executive Officer               Title: President and Chief Executive Officer

                                    EXHIBIT A

                                SCHEDULE 5.13(A)

        ASSETS OF GROUP TO BE TRANSFERRED TO LLC PRIOR TO EFFECTIVE TIME

Stock in Metro Savings Bank

Investment in Fortune Financial, Inc.

Note Receivables - $240,000 from Carrisbrook Properties

Security Deposit - Stoneleigh Financial Corporation

F MACT 1997cb (CMO B tranche -- CUSIP # 302471bj5)

REO of Group (only) - as included in Schedule 3.20(b)

                                    EXHIBIT B

                                SCHEDULE 5.13(B)

               ASSETS TO BE SOLD FOR CASH PRIOR TO EFFECTIVE TIME

Investment in Cresleigh Financial Services LLC

AIM Fund

Accrued Interest Receivable of AIM Fund

Warehouse Line - Cresleigh Financial Services LLC

Working Capital Credit Line - Cresleigh Financial Services LLC

Environmental Processing, Inc. (Corporate Bonds - CUSIP # 293902AAO)

                                    EXHIBIT C

                                    EXHIBIT J

                              _____________ , 2002

R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 000918

Gentlemen:

         The undersigned, the _______________ of ________________ LLC
("____________") understands that R&G Financial Corporation ("R&G") and R&G Acquisition Holdings Corporation ("Holdings") have entered into an Agreement and Plan of Reorganization (the "Agreement") with The Crown Group, Inc. ("Group") and Crown Bank, a Federal Savings Bank ("Bank"). The Agreement provides for the merger of Holdings with and into Group and the related conversion of all the outstanding common stock of Group into the Merger Consideration set forth in the Agreement.

                  1. In order to induce R&G and Holdings to enter into the Agreement, and intending to be legally bound thereby, the undersigned, on behalf of ___________, agrees for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to indemnify and defend R&G, Holdings, their subsidiaries and each of their officers, directors, employees and stockholders (each, an "Indemnitee") against, and hold each Indemnitee harmless from, any loss, liability, Tax (as defined in the Agreement) obligation, damage or expense, including without limitation, attorneys' fees and disbursements (collectively, "Damages"), that any Indemnitee may suffer or incur (whether or not in connection with or incidental to any claim or any Proceeding (as defined below) by a third party against such Indemnitee) based on or arising from, any transactions involving the transfer of the assets identified in
Schedule 5.13(a) to the Agreement by Group to _________. For purposes of this letter agreement, "Proceedings" shall mean any lawsuits or other legal, administrative, arbitration or other proceedings or claims, actions, disputes, audits, subpoenas or investigations.

                  2. Promptly after notice to an Indemnitee of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damage referred to herein, the Indemnitee shall give written notice to ____________ of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of the Indemnitee to give such notice shall not relieve ______________ of its obligations, except to the extent that is actually prejudiced by the failure to give such notice.

                  3. In the case of any such Proceedings by a third party against the Indemnitee, _____________ shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from _______________ to the Indemnitee of its assumption of the defense thereof, shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the latter as a result of the settlement or compromise thereof without the written consent of
_______________.

                  4. Notwithstanding Section 3 hereto, if both _______________ and the Indemnitee are named as parties or subject to such Proceedings and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceedings, then _______________ may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, _______________ shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses, including without limitation reasonable attorneys' fees and disbursements, incurred by the Indemnitee in such defense; provided, however, that _______________ shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing the Indemnitee in connection with any Proceedings or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same jurisdiction arising out of or based upon substantially the same allegations or circumstances.

                  5. If _______________ assumes the defense of any such Proceedings, the Indemnitee shall cooperate fully in all reasonable respects with _______________ and shall appear and give testimony, produce documents and other tangible evidence, allow _______________ access to the books and records of the Indemnitee and otherwise assist _______________ in conducting such defense. _______________ shall not, without the consent of the Indemnitee (which consent shall not be unreasonably withheld), consent to entry of any judgement or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect to such claim or Proceeding. Provided that proper notice is duly given, if _______________ shall fail promptly and diligently to assume the defense thereof, then the Indemnitee may respond to, consent and defend against such Proceedings (but _______________ shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from _______________ the entire cost and expense thereof, including without limitation reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof; provided that in no event shall _______________ be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any claim agreed to by the Indemnitee without the prior written consent of _______________ (which shall not be unreasonably withheld). The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                  6. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that R&G and Holdings shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement by _______________ and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

                  7. This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico. If any provision hereof deemed unenforceable, the enforceability of the other provisions shall not be affected.

                                         Yours truly,



                                         --------------------------------------



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

Accepted and Agreed to:

R&G FINANCIAL CORPORATION



By:
   ----------------------------------
   Name:
   Title: